Exhibit 9(i) Under Form N-1A

                    FEDERATED INVESTMENT PORTFOLIOS
FORM OF
ADMINISTRATIVE SERVICES AGREEMENT

       This Administrative Services Agreement is made as of this 1st day of December, 1995, between Federated Investment Portfolios, a Massachusetts business trust (herein called the "Fund"), and Federated Administrative Services, a Delaware business trust (herein called "FAS").
       WHEREAS, the Fund has authorized and issued shares of beneficial interest, consists of one or more portfolios, and is registered as an open-end management investment company under the Investment Company Act of 1940; and
       WHEREAS, the Fund desires to retain FAS as its Administrator to provide it with Administrative Services (as herein defined), and FAS is willing to render such services;
       NOW, THEREFORE, in consideration of the premises and mutual covenants set forth herein, the parties hereto agree as follows:
  1. Appointment of Administrator. The Fund hereby appoints FAS as Administrator of the Fund on the terms and conditions set forth in this Agreement; and FAS hereby accepts such appointment and agrees to perform the services and duties set forth in Section 2 of this Agreement in consideration of the compensation provided for in
      Section 5 hereof.
  2. Services and Duties. As Administrator, and subject to the supervision and control of the Fund's Board of Trustees, FAS will provide facilities, equipment, and personnel to carry out the following administrative services for operation of the business and affairs of the Fund and each of its portfolios, in each case to the extent applicable and consistent with the Fund's proposed activities as a "master" fund in a two-tiered "master/feeder" fund structure:
      (a) prepare, file, and maintain the Fund's governing documents and any amendments thereto, including the Declaration of Trust (which has already been prepared and filed), the By-laws and minutes of meetings of Trustees and shareholders;
      (b) prepare and file with the Securities and Exchange Commission and the appropriate state securities authorities the registration statements for the Fund and, if applicable, the Fund's shares and all amendments thereto, reports to regulatory authorities and shareholders, prospectuses, proxy statements, and such other documents all as may be necessary to enable the Fund to make a private offering of its shares;
      (c) prepare, negotiate, and administer contracts on behalf of the Fund with, among others, the Fund's investment adviser, placement agent, custodian, and transfer agent, subject to any applicable restrictions of the Board of Trustees or the 1940 Act;
      (d) supervise the Fund's custodian in the maintenance of the Fund's general ledger and in the preparation of the Fund's financial statements, including oversight of expense accruals and payments, of the determination of the net asset value of the Fund and of the declaration and payment of dividends and other distributions to shareholders;
      (e) calculate performance data of the Fund for dissemination to information services covering the investment company industry;
      (f)  prepare and file the Fund's tax returns;
      (g) examine and review the operations of the Fund's custodian and transfer agent;
      (h) coordinate the layout and printing of publicly disseminated prospectuses and reports;
      (i) perform internal audit examinations in accordance with a charter to be adopted by FAS and the Fund;
      (j) assist with the design, development, and operation of the Fund;
      (k) provide individuals reasonably acceptable to the Fund's Board of Trustees for nomination, appointment, or election as officers of the Fund, who will be responsible for the management of certain of the Fund's affairs as determined by the Fund's Board of Trustees; and
      (l) consult with the Fund and its Board of Trustees on matters concerning the Fund and its affairs.
      The foregoing, along with any additional services that FAS shall agree in writing to perform for the Fund hereunder, shall hereafter be referred to as "Administrative Services." Administrative Services shall not include any duties, functions, or services to be performed for the Fund by the Fund's investment adviser, placement agent, custodian, or transfer agent pursuant to their respective agreements with the Fund.
  3. Records. FAS shall create and maintain all necessary books and records in accordance with all applicable laws, rules and regulations, including but not limited to records required by
      Section 31(a) of the Investment Company Act of 1940 and the rules thereunder, as the same may be amended from time to time, pertaining to the Administrative Services performed by it and not otherwise created and maintained by another party pursuant to contract with the Fund. Where applicable, such records shall be maintained by FAS for the periods and in the places required by Rule 31a-2 under the 1940 Act. The books and records pertaining to the Fund which are in the possession of FAS shall be the property of the Fund. The Fund, or the Fund's authorized representatives, shall have access to such books and records at all times during FAS's normal business hours. Upon the reasonable request of the Fund, copies of any such books and records shall be provided promptly by FAS to the Fund or the Fund's authorized representatives.
  4. Expenses. FAS shall be responsible for expenses incurred in providing office space, equipment, and personnel as may be necessary or convenient to provide the Administrative Services to the Fund, including the compensation of FAS employees who serve as Trustees or officers of the Fund. The Fund shall be responsible for all other expenses incurred by FAS on behalf of the Fund, including without limitation postage and courier expenses, printing expenses, travel expenses, registration fees, filing fees, fees of outside counsel and independent auditors, insurance premiums, fees payable to Trustees who are not FAS employees, and trade association dues.
  5. Compensation. For the Administrative Services provided, the Fund hereby agrees to pay and FAS hereby agrees to accept as full compensation for its services rendered hereunder an administrative fee at an annual rate per portfolio of the Fund's shares, payable daily, as specified below:

          MAX. ADMIN.       AVERAGE DAILY NET ASSETS
             FEE                OF THE FUND
            .050%           on the first $1 billion
            .045%           on the next $1 billion
            .040%           on the next $1 billion
            .025%           on the next $1 billion
            .010%           on the next $1 billion
            .005%           on assets in excess of $5 billion

      However, in no event shall the administrative fee received during any year of this Agreement be less than, or be paid at a rate less than would aggregate, $60,000, per portfolio.
  6.  Responsibility of Administrator.
      (a) FAS shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement. FAS shall be entitled to rely on and may act upon advice of counsel (who may be counsel for the
           Fund) on all matters, and shall be without liability for any action reasonably taken or omitted pursuant to such advice. Any person, even though also an officer, trustee, partner, employee or agent of FAS, who may be or become an officer, Trustee, employee or agent of the Fund, shall be deemed, when rendering services to the Fund or acting on any business of the Fund (other than services or business in connection with the duties of FAS hereunder) to be rendering such services to or acting solely for the Fund and not as an officer, trustee, partner, employee or agent or one under the control or direction of FAS even though paid by FAS.
      (b) FAS shall be kept indemnified by the Fund and be without liability for any action taken or thing done by it in performing the Administrative Services in accordance with the above standards. In order that the indemnification provisions contained in this Section 6 shall apply, however, it is understood that if in any case the Fund may be asked to indemnify or save FAS harmless, the Fund shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that FAS will use all reasonable care to identify and notify the Fund promptly concerning any situation which presents or appears likely to present the probability of such a claim for indemnification against the Fund. The Fund shall have the option to defend FAS against any claim which may be the subject of this indemnification. In the event that the Fund so elects, it will so notify FAS and thereupon the Fund shall take over complete defense of the claim, and FAS shall in such situation initiate no further legal or other expenses for which it shall seek indemnification under this Section. FAS shall in no case confess any claim or make any compromise in any case in which the Fund will be asked to indemnify FAS except with the Fund's written consent.
      (c)  This Section 6 shall survive termination of this Agreement.
  7. Duration and Termination. The initial term of this Agreement with respect to each Fund shall commence on the date hereof, and extend for a period of one year, renewable annually by the approval of the Board of Directors/Trustees of each Fund.
  8. Amendment. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which an enforcement of the change, waiver, discharge or termination is sought.
  9. Limitations of Liability of Trustees or Officers, Employees, Agents and Shareholders of the Fund. FAS is expressly put on notice of the limitation of liability as set forth in the Fund's Declaration of Trust and agrees that the obligations assumed by the Fund pursuant to this Agreement shall be limited in any case to the Fund and its assets and that FAS shall not seek satisfaction of any such obligations from the shareholders of the Fund, the Trustees, Officers, Employees or Agents of the Fund, or any of them.
  10. Limitations of Liability of Trustees and Shareholders of FAS. The execution and delivery of this Agreement have been authorized by the Trustees of FAS and signed by an authorized officer of FAS, acting as such, and neither such authorization by such Trustees nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, and the obligations of this Agreement are not binding upon any of the Trustees or shareholders of FAS, but bind only the trust property of FAS as provided in the Declaration of Trust of FAS.
  11. Notices. Notices of any kind to be given hereunder shall be in writing (including facsimile communication) and shall be duly given if delivered to the Fund, to its investment adviser and to FAS at the following addresses: Federated Investment Portfolios
      (Fund), Federated Investors Tower, 1001 Liberty Avenue, Pittsburgh, Pennsylvania 15222-3779; Federated Management (Adviser), Federated Investors Tower, 1001 Liberty Avenue, Pittsburgh, Pennsylvania 15222-3779, Attention: J. Christopher Donahue, President; and if delivered to FAS at Federated Investors Tower, Pittsburgh, PA 15222-3779, Attention: President.
  12. Miscellaneous. This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject hereof whether oral or written. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court or regulatory agency decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. Subject to the provisions of Section 6, hereof, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and shall be governed by Pennsylvania law; provided, however, that nothing herein shall be construed in a manner inconsistent with the Investment Company Act of 1940 or any rule or regulation promulgated by the Securities and Exchange Commission thereunder.
  13. Counterparts.   This Agreement may be executed by different
      parties on separate counterparts, each of which, when so executed and delivered, shall be an original, and all such counterparts shall together constitute one and the same instrument.
  14. Assignment; Successors. This Agreement shall not be assigned by any party without the prior written consent of FAS, in the case of assignment by any Fund, or of the Funds, in the case of assignment by FAS, except that any party may assign to a successor all of or a substantial portion of its business to a party controlling, controlled by, or under common control with such party. Nothing in this Section 14 shall prevent FAS from delegating its responsibilities to another entity to the extent provided herein.
       IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

                              FEDERATED INVESTMENT PORTFOLIOS



                              By:
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                              [Title]



Attest:
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     Secretary


                              FEDERATED ADMINISTRATIVE SERVICES



                              By:
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                              [Title]



Attest:
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